Viad Corp Announces 2012 Financial Results

Full Year Income from Continuing Operations Per Share of $0.26 versus $0.43

Full Year Income Before Other Items Per Share of $1.09 versus $0.55

PHOENIX, Feb. 1, 2013 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced full year 2012 income from continuing operations of $5.3 million, or $0.26 per diluted share, compared to $8.8 million, or $0.43 per share, in 2011. Viad's 2012 income before other items was $22.0 million, or $1.09 per diluted share, which excludes unfavorable tax matters of $0.67 per share and restructuring charges of $0.16 per share. This compares to full year 2011 income before other items of $11.1 million, or $0.55 per share.

  Revenue of $1.0 billion was up $82.9 million, or 8.8 percent, from 2011.
  Segment operating income of $41.9 million was up 65.0 percent from 2011.
  Free cash flow was $37.1 million versus $10.0 million in 2011.
  Cash and cash equivalents were $114.2 million at December 31, 2012.
  Debt was $2.2 million, with a debt-to-capital ratio of 0.6% at December 31, 2012.

Paul B. Dykstra, chairman, president and chief executive officer, said, "We achieved strong growth in 2012, hitting more than $1 billion in revenue. Both business units delivered solid results consistent with guidance for the year. Marketing & Events Group revenue increased 7.3 percent to $902.0 million with U.S. base same-show revenue growth of 6.5 percent compared to 2011. Revenue in the Travel & Recreation Group increased 21 percent to $123.2 million as we benefitted from the first peak season contributions from Alaska Denali Travel and the Banff International Hotel, as well as the newly renovated rooms at the Many Glacier Hotel and increased organic revenue. For the year, total revenue increased 8.8 percent, operating margins increased 140 basis points to 4.1 percent and income before other items per share nearly doubled compared to 2011."

Viad's fourth quarter loss from continuing operations was $21.2 million, or $1.07 per share. Viad's seasonal fourth quarter loss before other items was $6.7 million, or $0.34 per share, which excludes unfavorable tax matters of $0.68 per share and restructuring charges of $0.05 per share. This compares to the company's prior guidance of a loss before other items of $0.43 per share to $0.33 per share and the 2011 fourth quarter loss before other items of $0.27 per share.

The fourth quarter charge related to unfavorable tax matters of $0.68 per share represented a valuation allowance recorded in connection with the Company's analysis of its deferred tax assets. During the fourth quarter, it was determined that certain deferred tax assets associated with foreign tax credits no longer met the "more-likely-than-not" test contained in the accounting standards regarding the realization of those assets. Accordingly, the Company recorded a non-cash charge of $13.4 million to income tax expense.

Business Group Highlights

	Fourth Quarter				Full Year
($ in millions)	2012	2011	Change		2012	2011	Change

Revenue:
Marketing & Events Group:
U.S.	$ 136.0	$ 132.7	$ 3.4	2.5%	$ 676.8	$ 631.4	$ 45.4	7.2%
International	59.9	59.2	0.7	1.2%	240.1	218.6	21.5	9.8%
Intersegment eliminations	(3.2)	(2.1)	(1.1)	-53.5%	(14.9)	(9.4)	(5.4)	-57.4%
Total	192.8	189.8	3.0	1.6%	902.0	840.6	61.5	7.3%
Travel & Recreation Group	9.8	7.6	2.2	28.5%	123.2	101.8	21.4	21.0%
Total	$ 202.6	$ 197.4	$5.1	2.6%	$ 1,025.2	$ 942.4	$ 82.9	8.8%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$ (6.7)	$ (7.3)	$ 0.7	9.2%	$ 5.6	$ (6.3)	$ 11.8	**
International	2.7	4.1	(1.4)	-34.9%	12.3	11.4	0.9	7.6%
Total	(4.0)	(3.2)	(0.8)	-23.9%	17.9	5.2	12.7	**
Travel & Recreation Group	(4.4)	(4.0)	(0.4)	-10.8%	24.0	20.2	3.8	18.6%
Total	$ (8.4)	$ (7.2)	$ (1.2)	-16.7%	$ 41.9	$ 25.4	$ 16.5	65.0%

Operating margins:
Marketing & Events Group	-2.1%	-1.7%	- 40 bps		2.0%	0.6%	140 bps
Travel & Recreation Group	-44.7%	-51.8%	710 bps		19.5%	19.8%	-30 bps
Total	-4.1%	-3.6%	- 50 bps		4.1%	2.7%	140 bps

** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group

Marketing & Events Group 2012 full year revenue increased 7.3 percent to $902.0 million with operating income of $17.9 million, compared to revenue of $840.6 million and operating income of $5.2 million in 2011. The increases from 2011 reflect same-show growth, new business wins, positive show rotation revenue of approximately $16 million from non-annual shows that took place during 2012 and continued focus on operating efficiencies, with throughput for the year at 20.7 percent.

U.S. segment revenue increased 7.2 percent in 2012 to $676.8 million with operating income of $5.6 million compared to 2011 revenue of $631.4 million and an operating loss of $6.3 million. Base same-show revenue, or revenue derived from shows that take place in the same city during the same quarter each year, increased 6.5 percent to $281.2 million from $264.0 million in 2011. U.S. segment revenue was impacted by positive show rotation totaling approximately $21 million from non-annual shows that took place during the year.

International segment revenue increased 9.8 percent to $240.1 million with operating income of $12.3 million compared to 2011 revenue of $218.6 million and operating income of $11.4 million. The improved performance was primarily driven by work that the Melville GES unit in the U.K. delivered for the 2012 London Summer Olympics and Paralympic Games, partially offset by net negative show rotation of approximately $5 million. Foreign exchange rate variances had an unfavorable impact on revenue and operating income of $4.6 million and $160,000, respectively, as compared to 2011.

Dykstra said, "2012 was a very positive year for GES. Revenue on a year-over-year basis increased 7.3 percent and we achieved significant cost savings and efficiencies from continuing to rationalize our Service Delivery Network. Since 2008 we have reduced our U.S. facility footprint by approximately 1.2 million square feet and have realized annualized cost savings in excess of $6 million. Add to that our initiative to more efficiently manage labor utilization throughout the year, and GES' operating margin for 2012 increased to 2.0 percent for the year from 0.6 percent in 2011. While we will not benefit in 2013 from non-annual shows as we did in 2012, we are targeting a full year operating margin of 2.5 percent for GES in 2013 as we win new business and operate the business even more efficiently.

"Internationally we continue to make progress in building out the necessary infrastructure to support a growing business. We recently entered into a 10-year agreement to be the preferred exhibition services supplier for London ExCel, a leading international exhibition and convention center in the metro London area. This collaboration positions us for expanded new business opportunities in the UK. In January, we announced the opening of a new office in Amsterdam with an eye toward expanding our reach in continental Europe. Since the opening of that office we have been awarded an extensive portfolio of 30 events, to take place in 2013 and 2014, by global business-to-business events organizer, UBM Live. We expect that our international business will continue to grow in the coming years.

"We are also very pleased that GES was recognized by J.D. Power and Associates for excellence in call center customer satisfaction for the fifth consecutive year, with customer service scores at a record high in 2012. We are dedicated to providing exceptional service to our customers and this recognition is a concrete validation of our commitment."

In the fourth quarter of 2012, Marketing & Events Group revenue increased 1.6 percent to $192.8 million compared to $189.8 million in the fourth quarter of 2011. Operating loss for the quarter was $4.0 million versus $3.2 million in last year's fourth quarter.

U.S. Marketing & Events Group revenue increased 2.5 percent to $136.0 million compared to $132.7 million in the prior year's fourth quarter with an operating loss of $6.7 million versus an operating loss of $7.3 million in the fourth quarter of 2011. Base same-show revenue for the quarter was essentially flat, reflecting growth across the majority of base same-shows offset by a decline in a major show in the government sector.

International Marketing & Events Group revenue for the fourth quarter of 2012 increased 1.2 percent to $59.9 million with operating income of $2.7 million compared to revenue of $59.2 million in the fourth quarter of 2011 and operating income of $4.1 million. These results reflect a less profitable mix of business compared to the 2011 quarter, as well as higher selling, general and administrative expenses to support business growth. Additionally, foreign exchange rate variances had a favorable impact on revenue of $743,000 and an unfavorable impact on operating income of $22,000 as compared to 2011.

Travel & Recreation Group

Travel & Recreation Group 2012 full year revenue increased 21.0 percent to $123.2 million and operating income increased 18.6 percent to $24.0 million compared to 2011 revenue of $101.8 million and operating income of $20.2 million. Operating margin for the year was 19.5 percent, roughly equivalent to 19.8 percent in 2011. Revenue for the year was favorably impacted by increased passenger traffic at Brewster's attractions, including the Banff Gondola, the Columbia Icefield Glacier Adventure and the Banff Lake Cruise. Alaska Denali Travel and the Banff International Hotel provided their first peak season contributions since being acquired. The St. Mary Lodge & Resort and Grouse Mountain Lodge, both in their second year as part of the Travel & Recreation Group, also posted improved results over 2011. The Many Glacier Hotel provided a full revenue contribution in 2012 from rooms that were under renovation in 2011. Foreign exchange rate variances had an unfavorable impact on revenue and operating income of $2.0 million and $726,000, respectively, as compared to full year 2011.

For the seasonally slow fourth quarter, Travel & Recreation Group revenue was $9.8 million with an operating loss of $4.4 million compared to fourth quarter 2011 revenue of $7.6 million and an operating loss of $4.0 million. These results reflect the seasonal operating loss at the Banff International Hotel, which was acquired in March 2012 and was accretive to full year results. Additionally, foreign exchange rate variances had a favorable impact on revenue of $239,000 and an unfavorable impact on operating income of $31,000 as compared to 2011.

Dykstra said, "We are very pleased with the 2012 performance of the Travel & Recreation Group. We achieved revenue growth of more than 20 percent from a combination of acquisitions and improved performance from our existing assets."

2013 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, "We enter 2013 with a lot of positive momentum. Both the Marketing & Events Group and the Travel & Recreation Group are executing very well and we're expecting another year of improved profits from both business units. The fundamental drivers of our industries continue to trend in a positive direction and we see opportunities ahead to gain additional market share in our international business."

2013 Full Year Guidance

Marketing & Events Group

  Total revenue is expected to decrease at a low to mid single-digit rate compared to 2012.
    Base same-show revenue is expected to increase at a low to mid single-digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Show rotation is expected to have a net negative impact on full year revenue of $55 million to $60 million.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.

First quarter show rotation is expected to positively impact revenue by approximately $10 million.
Second quarter show rotation is expected to positively impact revenue by approximately $10 million.
Third quarter show rotation is expected to negatively impact revenue by approximately $80 million.
Fourth quarter show rotation is expected to positively impact revenue by approximately $5 million.

  Operating margins are expected to reach approximately 2.5 percent, driven primarily by continued improvements in U.S. segment profitability.

Travel & Recreation Group

  Revenue is expected to increase at a mid single-digit rate from 2012.
  Operating margins are expected to approximate 20 percent, up from 19.5 percent in 2012.

Corporate & Other

  Corporate activities expense is expected to approximate $9 million.
  Exchange rates are assumed to approximate $1.00 U.S. Dollars per Canadian Dollar and $1.60 U.S. Dollars per British Pound (on a weighted-average basis). Currency translation is not expected to have a meaningful effect on 2013 results.
  The effective tax rate on income before other items is assumed to approximate 33 percent, as compared to 28.6 percent in 2012.

2013 First Quarter Guidance

For the first quarter, Viad's income per share is expected to be in the range of $0.21 to $0.31. This compares to 2012 first quarter income before other items of $0.12 per share. Revenue is expected to be in the range of $268 million to $287 million as compared to $268.8 million in the 2012 first quarter. Segment operating income is expected to be in the range of $8.0 million to $11.5 million as compared to $5.5 million in the 2012 first quarter.

Implicit within this guidance, are the following group revenue and operating income (loss) expectations:

($ in millions)	Group Revenue				Group Operating Income (Loss)
		2013 Guidance				2013 Guidance
	2012	Low End	High End		2012	Low End	High End

Marketing & Events Group	$262.0	$262.0	to	$277.0	$ 11.1	$14.0	to	$17.5
Travel & Recreation Group	$ 6.7	$ 6.0	to	$ 10.0	$ (5.6)	$(6.5)	to	$(5.5)

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of full year and fourth quarter 2012 results on Friday, February 1, 2013 at 9 a.m. (ET). During this call, Paul B. Dykstra, chairman, president and chief executive officer of Viad Corp, will be discussing the historical performance and outlook of Viad Corp, including the recent news that one of its major shows, the International CES, has been awarded to a competitor for 2014. To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (888) 568-0721 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists and affiliates, and its Travel & Recreation Group, comprised of Brewster, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Contacts: Joe Diaz Lytham Partners (602) 889-9660 diaz@lythampartners.com	Carrie Long Viad Corp (602) 207-2681 IR@viad.com
VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Revenues	$ 202,552	$ 197,405	$ 5,147	2.6%	$ 1,025,231	$ 942,364	$ 82,867	8.8%

Segment operating income (loss)	$ (8,351)	$ (7,157)	$ (1,194)	-16.7%	$ 41,862	$ 25,376	$ 16,486	65.0%
Corporate activities (Note A)	(3,408)	(2,479)	(929)	-37.5%	(9,408)	(7,682)	(1,726)	-22.5%
Restructuring charges (Note B)	(1,431)	(2,232)	801	35.9%	(4,942)	(3,782)	(1,160)	-30.7%
Net interest expense	(164)	(155)	(9)	-5.8%	(710)	(732)	22	3.0%
Income (loss) from continuing operations before
income taxes	(13,354)	(12,023)	(1,331)	-11.1%	26,802	13,180	13,622	**
Income taxes (Note C)	(7,759)	5,123	(12,882)	**	(20,843)	(3,888)	(16,955)	**
Income (loss) from continuing operations	(21,113)	(6,900)	(14,213)	**	5,959	9,292	(3,333)	-35.9%
Income (loss) from discontinued operations (Note D)	(15)	451	(466)	**	624	451	173	38.4%
Net income (loss)	(21,128)	(6,449)	(14,679)	**	6,583	9,743	(3,160)	-32.4%
Net income (loss) attributable to noncontrolling interest	(68)	142	(210)	**	(686)	(533)	(153)	-28.7%
Net income (loss) attributable to Viad	$ (21,196)	$ (6,307)	$ (14,889)	**	$ 5,897	$ 9,210	$ (3,313)	-36.0%

Amounts Attributable to Viad Common Stockholders:
Income (loss) from continuing operations	$ (21,181)	$ (6,758)	$ (14,423)	**	$ 5,273	$ 8,759	$ (3,486)	-39.8%
Income (loss) from discontinued operations	(15)	451	(466)	**	624	451	173	38.4%
Net income (loss)	$ (21,196)	$ (6,307)	$ (14,889)	**	$ 5,897	$ 9,210	$ (3,313)	-36.0%

Diluted income per common share (Note E):
Income (loss) from continuing operations attributable to Viad common shareholders	$ (1.07)	$ (0.35)	$ (0.72)	**	$ 0.26	$ 0.43	$ (0.17)	-39.5%
Income (loss) from discontinued operations attributable to Viad common shareholders	-	0.03	(0.03)	**	0.03	0.02	0.01	50.0%
Net income (loss) attributable to Viad common shareholders	$ (1.07)	$ (0.32)	$ (0.75)	**	$ 0.29	$ 0.45	$ (0.16)	-35.6%

Basic income per common share (Note E):
Income (loss) from continuing operations attributable to Viad common shareholders	$ (1.07)	$ (0.35)	$ (0.72)	**	$ 0.26	$ 0.43	$ (0.17)	-39.5%
Income (loss) from discontinued operations attributable to Viad common shareholders	-	0.03	(0.03)	**	0.03	0.02	0.01	50.0%
Net income (loss) attributable to Viad common shareholders	$ (1.07)	$ (0.32)	$ (0.75)	**	$ 0.29	$ 0.45	$ (0.16)	-35.6%

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding common shares	19,723	19,569	154	0.8%	19,701	19,719	(18)	-0.1%

Weighted-average outstanding and potentiallydilutive common shares	19,723	19,569	154	0.8%	20,005	20,055	(50)	-0.2%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

(A)

Corporate Activities - The increase in corporate activities expense for the year ended December 31, 2012 was primarily due to costs related to the amendment and restatement of the Company's shareholder rights plan as well as increased performance-based compensation expense. The increase in corporate activities expense for the fourth quarter of 2012 as compared to 2011 was primarily due to higher performance-based compensation expense.

(B)

Restructuring Charges — During 2012 and 2011, Viad recorded restructuring charges of $4.9 million ($3.3 million after-tax) and $3.8 million ($2.5 million after-tax), respectively. Included in these amounts were charges of $1.4 million ($1.1 million after-tax) and $2.2 million ($1.5 million after-tax) incurred in the fourth quarters of 2012 and 2011, respectively. The charges primarily related to reorganization activities in the Marketing & Events Group, comprised of facility consolidations as well as the elimination of certain positions.

(C)

Income Taxes - Included in the fourth quarter of 2012 was a charge related to unfavorable tax matters of $0.68 per share representing a valuation allowance recorded in connection with the Company's analysis of its deferred tax assets. During the fourth quarter, it was determined that certain deferred tax assets associated with foreign tax credits no longer met the "more-likely-than-not" test in the accounting standards regarding the realization of those assets. Accordingly, the Company recorded a non-cash charge of $13.4 million to income tax expense.

(D)

Income from Discontinued Operations - In 2012, Viad recorded income from discontinued operations of $624,000 primarily related to the sale of land associated with previously sold operations. In 2011, Viad recorded income from discontinued operations of $451,000 related to the reversal of certain liabilities associated with previously divested operations.

(E)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Net income (loss) attributable to Viad	$ (21,196)	$ (6,307)	$ (14,889)	**	$ 5,897	$ 9,210	$ (3,313)	-36.0%
Less: Allocation to nonvested shares	-	-	-	**	(157)	(248)	91	36.7%
Net income (loss) allocated to Viad common shareholders	$ (21,196)	$ (6,307)	$ (14,889)	**	$ 5,740	$ 8,962	$ (3,222)	-36.0%

Weighted-average outstanding common shares	19,723	19,569	154	0.8%	19,701	19,719	(18)	-0.1%

Basic income (loss) per common share attributable to Viad common shareholders	$ (1.07)	$ (0.32)	$ (0.75)	**	$ 0.29	$ 0.45	$ (0.16)	-35.6%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Income (loss) before other items (Note A):
Income (loss) from continuing operations attributable to Viad	$ (21,181)	$ (6,758)	$ (14,423)	**	$ 5,273	$ 8,759	$ (3,486)	-39.8%
Restructuring charges, net of tax	1,062	1,501	(439)	29.2%	3,287	2,453	834	-34.0%
Unfavorable/resolution of tax matters	13,415	-	13,415	**	13,415	(103)	13,518	**
Income (loss) before other items	$ (6,704)	$ (5,257)	$ (1,447)	-27.5%	$ 21,975	$ 11,109	$ 10,866	97.8%

(per diluted share)

Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$ (1.07)	$ (0.35)	$ (0.72)	**	$ 0.26	$ 0.43	$ (0.17)	-39.5%
Restructuring charges, net of tax	0.05	0.08	(0.03)	37.5%	0.16	0.12	0.04	-33.3%
Unfavorable/resolution of tax matters	0.68	-	0.68	**	0.67	-	0.67	**
Income (loss) before other items	$ (0.34)	$ (0.27)	$ (0.07)	-25.9%	$ 1.09	$ 0.55	$ 0.54	98.2%

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Adjusted EBITDA (Note A):
Net income (loss) attributable to Viad	$ (21,196)	$ (6,307)	$ (14,889)	**	$ 5,897	$ 9,210	$ (3,313)	-36.0%
Loss (income) from discontinued operations	15	(451)	466	**	(624)	(451)	(173)	38.4%
Interest expense	312	346	(34)	9.8%	1,303	1,511	(208)	13.8%
Income taxes	7,759	(5,123)	12,882	**	20,843	3,888	16,955	**
Depreciation and amortization	7,171	7,244	(73)	1.0%	30,731	29,126	1,605	-5.5%
Adjusted EBITDA	$ (5,939)	$ (4,291)	$ (1,648)	-38.4%	$ 58,150	$ 43,284	$ 14,866	34.3%

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by (used in) operating activities	$ 380	$ (332)	$ 712	**	$ 69,186	$ 34,736	$ 34,450	99.2%
Less:
Capital expenditures	(7,763)	(4,287)	(3,476)	-81.1%	(27,675)	(21,538)	(6,137)	-28.5%
Dividends paid	(2,025)	(806)	(1,219)	**	(4,454)	(3,241)	(1,213)	-37.4%
Free cash flow (outflow)	$ (9,408)	$ (5,425)	$ (3,983)	-73.4%	$ 37,057	$ 9,957	$ 27,100	**

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

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